                                                                       EXHIBIT 1

                                COMMITMENT LETTER

                         American Commercial Capital LLC
                         5963 La Place Court, Suite 300
                               Carlsbad, CA 92008

                                                                    May 10, 2001

Rockbay Properties Ltd. II
3825 Lake Austin Blvd.
Suite 401
Austin, Texas  78703
Attention:  Stephen Oyster

         Re:  Rockbay Properties Ltd. II
              ACC Loan # 01 01138 01

Sir/Madam:

         American Commercial Capital LLC ("ACC") is pleased to inform you that ACC has approved your loan application ("Application") for a loan or loans (collectively, the "Loan"), and agrees to lend to the captioned borrowers (hereinafter referred to individually or collectively, as the "Borrower," whose liability, with respect to any Loan, if more than one person or entity, shall be joint and several) the respective principal amounts and subject to the terms and conditions set forth in this letter and the exhibit hereto.

         The principal terms and conditions on and subject to which Secured Party is willing to make the Loan are set forth herein in this letter (the "Commitment Letter"), and the Summary of Terms (the "Term Sheet") attached hereto as Exhibit A.

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings accorded to such terms in the Term Sheet. Unless otherwise defined therein, capitalized terms used in the Term Sheet shall have the meaning given to such terms in this Commitment Letter.

         Although ACC is committing to provide the entire amount of the Loan on the terms set forth in the Term Sheet, the Loan may be funded by an affiliate or assignee of ACC (ACC or such affiliate or assignee and their respective successors and assigns, "Secured Party").

                               Exhibit 1, Page 1

         Each Borrower and the undersigned principal(s) of Borrower (collectively and jointly and severally, "Principal") represents and warrants and covenants that: (1) all information which has been or is hereafter made available to Secured Party or any business valuation consultant or any of their respective representatives by Principal, Borrower or any of its officers, directors, employees, agents or representatives ("Representatives") in connection with the transaction contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statements or omit to state a material fact necessary in order to make the statements contained therein no misleading in light of the circumstances under which such statements are made; and (2) all financial projections that have been or are hereafter prepared by or on behalf of Principal, Borrower or any of its Representatives and made available to Secured Party or any business valuation consultant or any of their respective representatives, or their respective counsel have been or will be prepared in good faith and based upon reasonable assumptions.

         The Borrower agrees to provide Secured Party with additional information as Secured Party reasonably requests and to afford Secured Party and its Representatives with access, from time to time, to Borrower, Principals and their respective businesses and assets. In addition, each Borrower and Principal agrees to supplement in writing the information and projections referred to in the preceding paragraph from time to time, so that the representations and warranties in the preceding paragraph remain correct. Secured Party may, in its sole discretion, use and rely on such information and projections in connection with the Loans, without independent verification thereof and notwithstanding diligence or investigation made by or on behalf of Secured Party.

         Secured Party's commitment hereunder is subject to, but shall not be limited to, the conditions set forth herein and in the Term Sheet, the execution and delivery of this Commitment Letter, delivery of the Commitment Fee, and the negotiation, execution and delivery of various loan documents with respect to each Loan substantially in the form of Secured Party's standard loan documentation, including, but not limited to, a Secured Promissory Note, a Security Agreement and applicable Guarantees, Mortgages/Deeds of Title, and other legal documents that may be required by Secured Party (collectively, the "Loan Documents"). Secured Party's commitment also is subject to the completion of

                               Exhibit 1, Page 2
the review and due diligence efforts that Secured Party shall deem necessary regarding the organization and capital structure of Borrower and the Secured Party's satisfaction with the results of such efforts, in its sole discretion, and to the satisfaction of the conditions to closing including all items identified in Exhibit A, and the closing of the Loans no later than 30 days after the Anticipated Closing Date for the Loans identified on the Term Sheet.

         If at any time prior to closing, Secured Party learns of facts and circumstances, either pursuant to Secured Party's due diligence review or otherwise, that in the opinion of Secured Party could materially and adversely affect the Borrower, or the related collateral or business, or the program of loans of which the Loans are a part is terminated by Secured Party, Secured Party in its sole discretion may suggest alternative financing amounts or structures, or may decline to provide the proposed Loan. Any matters which are not addressed herein or in the Term Sheet shall be subject to the approval of Secured Party in its sole discretion.

         All costs and expenses (including, without limitation, the fees and expenses of counsel and other professionals retained by Secured Party, and other out-of-pocket expenses) arising out of or in the way related to the preparation, negotiation, execution and delivery of this Commitment Letter, the Loan Documents and any transactions contemplated therein shall solely be for the account of Borrower and Principal, and each Borrower and Principal agrees to pay such costs and expenses directly, or through the prompt reimbursement of Secured Party, whether or not the Loans close, or by deduction from Loan proceeds on the closing date. Each Borrower and Principal further agrees to indemnify and hold harmless Secured Party and its Representatives (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such Indemnified Person may become subject, to the extent that such Losses Loan Documents or the transactions contemplated therein, including, without limitation, any costs or expenses incurred in connection with investigating, the foregoing (whether or not such Indemnified Person is a party thereto), provided, however, that the foregoing will not apply to any Losses to the extent that they are adjudged by a final decree or other of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Each Borrower's and Principal's obligations under this paragraph shall remain

                               Exhibit 1, Page 3
effective whether or not definitive financing documentation is executed and notwithstanding any termination of this Commitment Letter and the terms hereof shall survive the closing of the Loan. Neither Secured Party nor any other Indemnified Person shall be responsible or liable to any other person for consequential damages which may be alleged arising out of or in any way related to this Commitment Letter, the Loan Documents or the transactions contemplated therein.

         By executing this Commitment Letter, Borrower acknowledges that this Commitment Letter and the Loan Documents contemplated herein are the only agreements between the parties with respect thereto. This Commitment Letter and the terms set forth in the Term Sheet may not be amended except pursuant to a writing signed by each of the parties hereto. The parties agree that this Commitment Letter and the Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York.
For a period ending on the third anniversary of the date hereof, neither Borrower, nor Principals, nor any of their respective affiliates shall, directly or indirectly, (a) employ, hire, engage (whether as a consultant, independent contractor or otherwise), or compensate in any manner any Restricted Person, (b) solicit or engage in any discussions concerning any employment, engagement or compensation of a Restricted Person with any Restricted Person, or (c) recommend or suggest to any other persons, firm or entity that it or any of its affiliates, clients or customers solicit, employ or engage any Restricted Person, or provided any information concerning any Restricted Person to third party. For purposes hereof, a person shall be deemed to be a "Restricted Person" so long as such person is employed by ACC or any of its affiliates, and for a period of one year following such employment. In the event of a breach of this provision, Borrower and Principals shall pay to ACC, on demand, as liquidated damages and not as a penalty, an amount equal to the greater of (x)$100,000 and
(y)the sum of the annualized base salary and other regular compensation being paid to such Restricted Person by ACC and its affiliates as of the date of the breach. It is understood and agreed that the amount of damages which would be suffered as a result of any breach of this provision would be difficult to measure and that such payment amount constitutes reasonable liquidated damages for such breach.

         This letter is delivered to you on the understanding and by your receipt hereof you agree that whether or not this commitment is accepted by you, prior to the closing and funding

                               Exhibit 1, Page 4
of the Loan contemplated hereby, neither this letter nor any of its terms or substance hereof (including those set forth on the Exhibits and Schedules hereto)shall be disclosed by you, directly or indirectly, in whole or in part to any other person except to your Representatives to whom disclosure is necessary in connection with your consideration of the terms hereof and who have been advised of and agree to abide to these confidentiality provisions or as may be compelled in a judicial or administrative proceeding or as otherwise required by law and Borrower and Principal agree to give Secured Party prior notice of any such disclosure.

                                             [SIGNATURE PAGE FOLLOWS]

          If you are in agreement with the foregoing, please sign and return to Secured Party the enclosed copies of this letter no later than 5: 00 P. M., New York time, on Monday May 14, 2001. This offer shall terminate at such time unless prior thereto we shall have received a signed copy of this Letter and the Commitment Fee.

         We look forward to working with you on this transaction.

                                            AMERICAN COMMERCIAL CAPITAL LLC

                                            By: /s/ Brian J. Roach
                                                -------------------------------
                                                     Brian J. Roach
                                                     Managing Director

                                            By: /s/ James Kendrick Noble Iii
                                                -------------------------------
                                                     James Kendrick Noble III
                                                     Managing Director

         ACCEPTED AND AGREED TO:

         BORROWER:                                   PRINCIPAL:
         ROCKBAY PROPERTIES LTD II:                  STEPHEN OYSTER

         By: /s/ Stephen Oyster                       /s/ Stephen Oyster
             ---------------------------              --------------------------
         Name: Stephen Oyster                        Name: Stephen Oyster
         Title: President of
                Bayshore Properties, Inc.
                the General Partner

                               Exhibit 1, Page 5

                                           Loan Reference Number: ______________

                                    EXHIBIT A

                          CONFIDENTIAL SUMMARY OF TERMS

                                  ACC TERM LOAN

-------------------------------------------------------------- -----------------------------------------------------------
Secured Party:                                                 American Commercial Capital LLC, its affiliates and/or
                                                               Successors and Assigns
-------------------------------------------------------------- -----------------------------------------------------------
Borrower:                                                      Rockbay Properties Ltd. II
-------------------------------------------------------------- -----------------------------------------------------------
Brand:                                                         Pancho's Mexican Buffet
-------------------------------------------------------------- -----------------------------------------------------------
Loan Type:                                                     Fee
-------------------------------------------------------------- -----------------------------------------------------------
Unit Address:                                                  See Schedule 5
-------------------------------------------------------------- -----------------------------------------------------------
Initial Principal Amount:                                      Up to $5,000,000 in aggregate (see paragraph #1)
-------------------------------------------------------------- -----------------------------------------------------------
Minimum Borrower FCCR, (as defined in the Loan Documents)      1.10x
-------------------------------------------------------------- -----------------------------------------------------------
Tenant Target FCCR and CU Tenant Target FCCR: 1.40x
-------------------------------------------------------------- -----------------------------------------------------------
Tenant Default FCCR and CU Tenant Default FCCR: 1.20X
-------------------------------------------------------------- -----------------------------------------------------------
Interest Rate:                                                 Benchmark Treasury Rate on the Rate Lock Date plus 445
                                                               basis points.  (See paragraph #3)
-------------------------------------------------------------- -----------------------------------------------------------
Benchmark Treasury Rate:                                       For each Loan, U.S. Treasury Note selected by Secured
                                                               Party that has a maturity approximately equal to that of
                                                               the subject Loan
-------------------------------------------------------------- -----------------------------------------------------------
Default Rate:                                                  Interest Rate plus 300 basis point  (See Paragraph #6)
-------------------------------------------------------------- -----------------------------------------------------------
Monthly Payment:                                               TBD
-------------------------------------------------------------- -----------------------------------------------------------
Call Protection:                                               Defeasance (See Paragraph #8)
-------------------------------------------------------------- -----------------------------------------------------------
Scheduled Period of Amortization (Months):                     See SCHEDULE 5 (See Paragraph #4)
-------------------------------------------------------------- -----------------------------------------------------------
Schedule Maturity (Months):                                    See SCHEDULE 5
-------------------------------------------------------------- -----------------------------------------------------------
Commitment Fee                                                 $50,000
-------------------------------------------------------------- -----------------------------------------------------------
Anticipated Closing Date                                       June 15, 2001
-------------------------------------------------------------- -----------------------------------------------------------

     1. PRINCIPAL AMOUNT: The Loans will be evidenced by one or more secured promissory notes (each a "Note"), each in an amount consisting of the Initial Principal Amount referred to below. The anticipated Initial Principal Amounts allocated to the units are set forth on SCHEDULE 5 hereto. These amounts are subject to adjustment

                               Exhibit 1, Page 6
in accordance with the Secured Party's underwriting guidelines based upon Secured Party's verification of the information submitted to the Secured Party and based upon the appraised value of the collateral locations. The Principal Amount will not exceed ninety-five percent (95%)of the appraised land, building and equipment value of the Units. The Borrower acknowledges that the Units will be grouped together in a manner determined in the Secured Party's sole discretion and a Loan will be made hereunder in respect of each group of Units in an amount equal to the Initial Principal Amount allocated to such Units. For certain purposes, including calculation of CU Tenant Target FCCR and CU Tenant Default FCCR, a group of Units covered by a single security agreement (a "pod")will be considered as a single Unit. Under the terms of the Loan Documents, all the Loans will be cross defaulted and cross-collateralized with each other. The Loan Documents will provide for the uncrossing, from time to time, of certain of the Loans and/or Units relating to the Loans in Secured Party's sole discretion and any resulting pods of Loans shall be cross defaulted and cross-collateralized to the extent and in form and substance satisfactory to Secured Party in its sole discretion.

         2. PAYMENTS OF PRINCIPAL AND INTEREST: An initial payment will be due with respect to each Loan on the date such Loan closes (the "Funding Date Payment"), and will be paid from the loan proceeds to be disbursed at closing. The Funding Date Payment for each Loan will be in an amount equal to the interest accruing on such Loan during the period from (and including)the date such loan closes to (but excluding)the first day of the calendar month next succeeding the month in which the Loan is funded (unless funding occurs on the first day of the month)and the interest and principal due on the first Payment Date. The required monthly payment amount will consist of (i)amortization of the Principal Amount over the Amortization Period (described below), and (ii) interest on the outstanding Principal Amount.

         3. PAYMENT DATE ACH: All payments after the Borrower's Funding Date Payment through the maturity date will be made on the first day of each calendar month (or if such date is not a business day, the first business day of the month)(each a "Payment Date")commencing with the first day of the second calendar month following the funding of each Loan (or the first calendar month following the funding of each Loan if such Loan is funded on the first day of a month). All scheduled payments will be required to be made by bank account debit in United States dollars and in immediately available funds, at such place or places as the Secured Party requests.

         4. AMORTIZATION: Borrower will be required to amortize the Initial Principal Amount of each Loan over the Scheduled Period

                               Exhibit 1, Page 7
of Amortization. Notwithstanding that interest accrues on Actual/360 Basis (as defined in Paragraph #6 below), equal monthly payments of principal and interest shall be determined using 360-day year consisting of 12 months of 30 days each ("30/360 Basis"). Borrower acknowledges that interest calculated on Actual/360 Basis exceeds interest calculated on 30/360 Basis and, therefore, (a)a greater portion of each monthly installment of principal and interest will be applied to interest using Actual/360 Basis than would be the case using 30/360 Basis and
(b)the unpaid principal balance due at maturity using Actual/360 Basis will exceed that which would result using 30/360 Basis.

         5. TERM: All outstanding principal and accrued and unpaid interest and other amounts will be due and payable on the Scheduled Maturity Date.

         6. INTEREST RATE; DEFAULT RATE: Borrower agrees to pay interest on the outstanding principal amount until each Loan has been paid in full in accordance with its terms. The interest rate for each Loan prior to an Event of Default will be a fixed per annum rate of interest, as defined in Exhibit A (the "Interest Rate")and determined by Secured Party on the business day prior to the closing of the Loan or the day of closing of the Loan, as determined by Secured Party in its sole discretion ("Rate Lock Date"). Interest will be calculated on the basis of a 360-day year and charged on the basis of actual days elapsed ("Actual/360 Basis"). Borrower agrees that upon the occurrence of an Event of Default, Secured Party shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a per annum rate equal to the lesser of (a)three percent (3%)plus the Interest Rate and (b)the maximum interest rate which Borrower may by law pay (the "Default Rate").

         7. LATE CHARGE: In the event that Secured Party has not received a required monthly payment amount on any Payment Date, or any other amount when due, Borrower shall promptly pay, upon demand, a late charge in an amount equal to the product of (a)the amount due on any such date less the amount actually received on such date multiplied by (b)0.05.

         8. PREPAYMENT/CALL PROTECTION: Prior to the closing of the Loan, Secured Party will notify Borrower of Secured Party's decision to utilize either the prepayment/call protection provision described on Schedule 1A or Schedule 1B in its sole and absolute discretion.

                               Exhibit 1, Page 8

         9. USE OF PROCEEDS: Borrower will use the proceeds of the Loan solely for lawful business or commercial purposes identified in the Borrower's application as further described on SCHEDULE 4 attached hereto, and not otherwise prohibited by the terms hereof or the Loan Documents.
                  10. COLLATERAL; DISPOSITION RESTRICTIONS: The Borrower and Tenant will grant Secured Party a first mortgage lien, deed of trust or deed to secure debt on the real property on which the Borrower and Tenant operates its business at the Units and a first priority perfected security interest in and right of set off with respect to the Collateral (as defined in the Loan Documents)including the following property and assets, whether now owned and existing or hereafter acquired or arising: all goods (including equipment and inventory), general intangibles (including the principal agreements but with respect to the franchise agreements, fuel agreements and licenses, if any, only as provided below), accounts, certificates of title, fixtures, money, instruments, securities, investment property, documents, chattel paper, and all other personal property; all additions and accessions thereto, substitutions therefor and replacements and improvements of or to any or all of the foregoing, all interest, income, dividends, distributions and earnings thereon or other monies or revenues derived therefrom, including any such property received in connection with any disposition of any principal agreement and all monies which may become payable under any policy insuring the Collateral or otherwise required to be maintained under the Loan Documents (including return of unearned premium)and all products and proceeds of the foregoing. In the event and to the extent that Borrower or Tenant now or hereafter may grant a security interest in or other lien on its rights under any principal agreement (e.g. franchise agreement, fuel supply agreements and license)without Borrower breaching or being in default thereunder, either because the terms of the principal agreement do not restrict such grant or each of the parties thereto has consented to such grant or applicable law permits such grant, or for any other reason, each of Borrower and Tenant will grant a security interest in the principal agreements, whether now owned or hereafter acquired, and all proceeds thereof to the extent allowed by law. In connection therewith, the Borrower and Tenant will execute one or more Security Agreements. In addition, the Borrower and Tenant will agree not to sell, assign, transfer, grant a security interest in, or otherwise encumber or dispose of any of the Collateral or any

                               Exhibit 1, Page 9
         principal agreement except as expressly permitted in the Loan Documents. Such liens and security interests will be subject to only those liens and encumbrances, if any, expressly permitted by Secured Party (" Permitted Encumbrances").

         11. ASSIGNMENT: Borrower may not, in whole or in part, directly or indirectly, assign its rights and obligations hereunder or under the Loan Documents with respect to any Loan without specific prior written consent of Secured Party. Any such assignment will require, among other things, assignee satisfying, to secured Party's discretion, Secured Party's then applicable underwriting guidelines, and the payment to Secured Party of an amount equal to 1% of the outstanding principal amount of the Loan to be assigned and all reasonable costs and expenses incurred by Secured Party in connection with said assignment.

         12. EVENT OF DEFAULT: An Event of Default is defined to include (i) Borrower's failure to make any payment when due under the Loan Documents or Borrower's disclaimer of liability under or enforceability of any Loan Document;
(ii)the non-renewal or termination of any principal agreement; or (iii) Borrower's default under, failure to perform or observe any covenant or condition of or agreement in, or breach of, or making of a material inaccuracy in or omission from, any representation or warranty under or in any of the Loan Documents, any principal agreement, any financial or other statement delivered to Secured Party or any agreement, instrument or obligation in connection with any Permitted Encumbrance, and such other events of default typical for these types of facilities and in the context of this transaction, which default, failure, breach, inaccuracy or omission, continues beyond any applicable grace period provided. Cross-defaults will be limited to those of 'Scheduled Affiliates" (which will be those affiliates of Borrower who have executed and delivered any Loan Documents).

         13. REMEDIES: In the Event of Default under any of the Loan Documents, the term of the Loan may be accelerated (requiring Borrower to pay the full amount due in the event of a prepayment including the Prepayment Premium Amount as defined in SCHEDULE 1)and Secured Party will, among other things, be accorded all rights and remedies under the Loan Documents, and by law (including the Uniform Commercial Code), including, without limitation, the right to take possession of and operate the Collateral and to dispose of such Collateral.

         14. CLOSING DOCUMENTS:

                               Exhibit 1, Page 10

     A. On or before the business day prior to the closing of the Loans, Borrower must execute and deliver in escrow to the Secured Party or its counsel pending closing the Loan Documents in form and substance satisfactory to Secured Party and Secured Party's counsel, including the following for each Unit:

                  i. Secured Promissory Note(s)evidencing the Borrower's obligation to repay the Loans;

                  ii. Three copies of the Security Agreement(s)granting to Secured Party security interests in the Collateral referred to above;

                  iii. Three copies of each Guarantee, if any, and three copies of each Agreement of Principals (if any);

                   iv. Three copies of the Mortgages, Deeds of Trust, Deeds to Secure Debt, and/or collateral assignments of lease, if any (" Mortgages"), encumbering the Collateral referred to above and three copies of the Assignment of Leases and Rents related thereto;

                  v. Three copies of the Environmental Liabilities Agreement;

                  vi. Three copies of the Assignment of Licenses, Permits and Contracts; and

                  vii. Three copies of any and all other documents required by Secured Party or Secured Party's counsel in connection with the Loans.

         B. On or before the business day prior to the closing, Secured Party shall have received each of the following documents (and three copies of items i, ii and iv), in form and substance satisfactory to Secured Party and Secured Party's counsel:

                  i. Opinions of Borrower's legal counsel in all applicable jurisdictions and conforming with Secured Party's standard form opinion;

                  ii. Organizational documents for each entity Borrower and Guarantor, certified by the respective Secretaries of State of the states where organized and/or appropriate officers;

                  iii. Certificates of good standing for each entity Borrower and Guarantor issued by the respective

                               Exhibit 1, Page 11

Secretaries of State of the states where appropriate, together with evidence of payment of all corporation and/or franchise taxes in each such state;

                  iv. Certified transactional resolutions and incumbency of officers and signatories, as appropriate;

                  v . Insurance policies satisfying Secured Party's requirements from providers satisfying Secured Party's requirements (generally rated A/X or better by A. M. Best Company Inc.)and, among other things, covering the full replacement value of all improvements, and providing for business interruption insurance, and flood, earthquake, other hazard insurance policies for each location as appropriate; and naming Secured Party, its successors and assigns, as loss payee (see SCHEDULE 2 "Insurance Requirements");

                  vi. Business and all other required licenses, permits, and certificates required to lawfully operate each business of each unit location;

                  vii. Complete copies of all leases (including superior leases in the case of any sub lease)with respect to each Unit location;

                  viii. With respect to each Loan, a valid permanent certificate of occupancy for each Unit location, covering all improvements r satisfactory letter from appropriate authority;

                  ix. With respect to each Loan secured by fee or ground lease mortgage or, at Secured Party's discretion, leasehold mortgage (a)an ALTA policy of mortgage title insurance in the amount of the Loan containing no exceptions other than those approved by Secured Party and its counsel, and (b)a currently dated title survey satisfying Secured Party's requirements;

                  X . With respect to each leased Unit location, an estoppel letter in Secured Party's standard form, similar estoppels may be required of lessor's lender for each superior loan, if any;

                  xi. With respect to each leased Unit location a non-disturbance agreement in Secured Party's standard form may be required from each mortgagee or lessor;

                  xii. With respect to each Franchiser, an Agreement of Franchiser and Franchisee satisfactory to Secured Party; and


                               Exhibit 1, Page 12

                  xiii. Any and all other documents required by Secured Party in connection with each Loan.

         Secured Party's forms of Loan Documents and required closing documents, including legal opinions and resolutions will be provided to you and your counsel following your acceptance of this Commitment Letter.

         15. COMMITMENT FEE: From and after the date of this Commitment Letter, the full amount of the application fee and other fees, if any, previously paid by Borrower are deemed fully earned and non-refundable. In consideration of the delivery of this Commitment Letter, Secured Party has earned and Borrower will pay to Secured Party a non-refundable Commitment Fee concurrently with the execution and delivery hereof.

         16. ADDITIONAL CONDITIONS TO CLOSING: The following are additional conditions to Secured Party's obligation to close, which must be satisfied ten
(10)days prior to the Anticipated Closing Date and to Secured Party's sole discretion.

         A. Disposition satisfactory to Secured Party of all outstanding liens, claims, encumbrances or rights of others affecting the Collateral.

         B. Secured Party shall determine in its sole discretion that the Borrower FCCR is not less than 1.10x and that the Tenant FCCR and Tenant CU FCCR, as defined in Paragraph #22, are not less than 1.50x. The Loan Documents to be executed by Borrower shall contain financial covenants of the type set forth therein, including, but not limited to, requiring a Minimum Borrower FCCR, which Borrower will be required to meet and maintain both at the time of closing and during the term of the Loans. An Event of Default will occur if any of the Minimum Borrower FCCR levels are not met.

         C. At the closing Borrower must pay all closing costs, including Secured Party's attorneys' fees and disbursements.

         D. The date, time and place of closing will be set by Secured Party.

         E. Borrower must be in full compliance with the Borrower's principal agreements for each location, and the terms thereof (including, without limitation, the duration thereof)must be satisfactory to Secured Party in all respects. Secured Party's

                               Exhibit 1, Page 13
counsel must be satisfied with the documentation, proceedings and legal opinions incident to this transaction.

         F. There shall have been no material adverse change in any Borrower or Guarantor's financial condition or prospects or with respect to any collateral since the date of this Commitment Letter. Secured Party shall have received trade and bank references satisfactory to it in its sole and absolute discretion.

         G. The Secured Party's environmental requirements for each Unit location must be satisfied to Secured Party's discretion (see SCHEDULE 3 "Environmental Requirements").

         H. The Secured Party shall have received, in form and substance satisfactory to Secured Party, updated unit level and corporate YTD P&L's (and corresponding 2000 P&L's)and a corporate balance sheet through such period that the financial data is not less than 90 days old from the anticipated closing date.

         I. The Secured Party shall have completed, in form and substance satisfactory to Secured Party, full lien, tax, LEXIS-NEXIS, public records, credit, judgment and background search on the Principal and Borrower and Secured Party shall have received satisfactory resolution of any identified items as determined by Secured Party.

         J. The Secured Party shall have received appraisal(s)of the Unit(s) prepared by an independent appraiser holding an M. A. I. or S. R. E. A. designation who shall be designated and engaged by Secured Party and licensed in the state where the Unit(s)are located. Such appraisal shall be addressed to Secured Party and (i)shall be prepared in accordance with current federal regulatory requirements, (ii)shall note any readily visible environmental conditions; and (iii)shall be satisfactory to Secured Party in all other respects. The appraisal shall also indicate the basis of and the assumptions used in calculating the appraised value. The fees and expenses for said appraisal(s)shall be paid by Borrower.

         K. The Secured Party shall have received, in form and substance satisfactory to the Secured Party, a capital expenditure schedule for the collateral units for the past three fiscal years and a budget for next three fiscal years.

         L. The organization and structure of the Borrower shall be a special purpose entity satisfying Secured Party's special purpose

                               Exhibit 1, Page 14
entity requirements or another entity satisfactory to Secured Party in its discretion.

         17. BROKERAGE COMMISSIONS: It is understood and agreed that Secured Party shall be under no obligation for payment of any brokerage commission or fee of any kind with respect to this commitment and that by Borrower's acceptance of this commitment, Borrower agrees to indemnify and hold Secured Party harmless from any liabilities, cost and expenses, and claims from any other person or entity for any fees or commissions with respect to this commitment and any of the transactions contemplated hereby.

         18. COSTS AND EXPENSES: By acceptance of this commitment, Borrower agrees to pay all costs and expenses in connection with the Loans and the transactions contemplated herein, and the preparation, negotiation, execution and delivery of the Loan Documents, including without limitation, appraisals, environmental and accountant reports, title insurance, preparation of surveys, recording and filing fees, mortgage taxes, and Secured Party's attorneys' fees. Borrower has previously given the Secured Party an initial expense deposit of $25,000 (the "Initial Expense Deposit"). Upon depletion of the Initial Expense Deposit, the Borrower will be required to post an additional deposit sufficient to cover estimated closing and processing costs.

         19. RATE LOCK: The Borrower acknowledges that in order for Secured Party to establish a fixed rate of interest for the Loans prior to the closing date of the Loan, Secured Party is required to enter into certain financial arrangements with third parties on the date such fixed rate is established, provided, that, if the Borrower shall elect to rate lock prior to the Secured Party electing to do so, and the Secured Party consents to such early rate lock in its sole discretion, the Borrower agrees to enter into a separate rate lock agreement in form and substance satisfactory to the Secured Party and including the payment of a deposit or other rate lock fee as required by the Secured Party. In the event that the Loans do not close for any reason (other than Secured Party's willful failure to close notwithstanding Borrower's compliance with all of the terms and conditions of this Commitment Letter)Borrower shall pay to Secured Party an amount equal to any and all loss, cost or expense incurred by Secured Party as a result of the failure to close, including, without limitation, losses, costs and expenses incurred as a result of the liquidation or redeployment of funds acquired or reserved to fund the Loans. A certificate prepared by Secured Party setting forth in reasonable detail the amount of such loss, cost or expense and the basis therefor shall be conclusive

                               Exhibit 1, Page 15
evidence, absent manifest error, of the amount to be paid by Borrower.

         20. COOPERATION: In the event that any one or more of the Loans are securitized or sold as a whole loan, the Borrower shall agree (a)to meet with representatives of the national credit rating agencies and prospective purchasers and investors of such Loan(s)to discuss the business and operations of the Units, (b)to cooperate with the reasonable requests of such representatives, purchasers, investors and the Secured Party, including agreeing to non-material modifications (provided that the Borrower's consent would be required to change any economic terms of the Loan, such consent not to be unreasonably withheld)of the Loan Documents, providing "comfort" letters concerning Borrower's financial statements and legal opinions, delivering updated information regarding Borrower, the Principals and the Collateral, and reviewing the Secured Party's offering materials to the extent relating to the Borrower, the Units or the Loan, and (c)to take such other actions to facilitate the securitization or whole loan sale as the Secured Party shall request.

         21. AGREEMENT OF PRINCIPALS: Borrower's Principals agree that they will refrain from the actions listed below (" Trigger Events"). In the event of the occurrence of any of the Trigger Events, the Principals will be personally liable for Borrower's obligations under the Loan and for any other losses incurred by the Secured Party in the event of the occurrence of any of the following Trigger Events:

         A. Fraud (including an intentional violation of any covenant under the Loan Documents), misappropriation of funds or intentional misrepresentation made by the Principal, the Borrower, or any Guarantor (each a "Debtor")or any of their respective Affiliates or principals and/or equity owners or their employees, officers, directors, agents or representatives in connection with any of the Loan Documents (including without limitation any claim of fraudulent conveyance is made in connection with the transactions contemplated hereby);

         B. Dividends, distributions or payments being made to the equity owners or Affiliates of the Borrower with respect to the Collateral or Property in contravention of the provisions of the Loan Documents;

         C. Any damage or material diminution in the value of the Collateral or Property is caused by the willful, wanton or tortuous act or omission of the Principal, or any other Debtor;

                               Exhibit 1, Page 16

         D. Any felonies or crimes involving. moral turpitude of Principal or any other Debtor, their Affiliates or principals and/or equity owners or any willful violations of laws including and willful violation of any Environmental Laws;

         E. Any misuse, misapplications or misappropriation of the proceeds of any Loan;

         F. Any intentional act by the Principal or any other Debtor which prevents, delays or hinders Secured Party's perfection of its interest in the Collateral or Property;

         G. Any voluntary disposition or encumbrance of any Collateral (including any Principal Agreement)or Property of any part thereof or interest therein by a lien or encumbrance not expressly permitted by the Loan Documents;

         H. The Principal or any other Debtor files, initiates or consents to the filing of a voluntary petition under any chapter of the Bankruptcy Code, or in any manner seek relief under the insolvency laws of any state or jurisdiction or the appointment of a trustee, receiver, conservator or liquidator for all or any part of any Debtor's properties and assets;

         I. The Principal or any other Debtor, or any of their respective equity owners or Affiliates voluntarily seek, cause or take any action to effect a dissolution or liquidation of the Principal or any other Debtor;

         J. The Principal or any other Debtor, or any of their respective equity owners or Affiliates file, initiate or consent to the filing of an involuntary petition under any chapter of the Bankruptcy Code against the Principal or any other Debtor;

         K. The Principal or any other Debtor, or any of their respective equity owners or Affiliates consent to, initiate or institute or make any claim or proceedings that seeks or is intended to result in consolidating or otherwise causing the Principal, or any other Debtor or any of their respective properties or assets to become subject to any other Person's case, action or proceeding under the insolvency laws of any state or jurisdiction, or the Collateral (including any Principal Agreement)or Property, or any portion thereof or interest therein, to be included in any other Person's bankrupt estate or otherwise subject to the claims of creditors of any other Person, the property of any bankruptcy estate or subject to any proceeding under any insolvency laws of any state or other jurisdiction; The Principal or any other Debtor, or any of

                               Exhibit 1, Page 17
their respective equity owners or Affiliates consent to, initiate or institute or cause the Principal, or any other Debtor or any Affiliate to disclaim any representation, warranty or certificate made by the Principal or any other Debtor, or any of their respective equity owners or any Affiliate in any Loan Documents or otherwise in a writing delivered to the Secured Party in connection with the Loan; and The Principal or the any other Debtor or any of their respective Affiliates engage in unauthorized relocation of Business, Unit or Collateral.

         22. BORROWER AND TENANT LEASE: The lease agreement between the Borrower and the Tenant, Pancho's Mexican Buffet, Inc. (the "Lease"), shall be satisfactory in form and substance to the Secured Party in its sole discretion. The Lease shall contain Tenant financial covenants that the Secured Party shall determine in its sole discretion. The Tenant financial covenants shall include, but are not limited to, (x)a Tenant Target FCCR and a CU Tenant Target FCCR (a8 will be defined in the loan documents and the Lease)of 1.40x which Tenant will be required to use its commercially reasonable efforts to maintain and (y)a Tenant Default FCCR and a CU Tenant Default FCCR of 1.20x, which the Tenant will be required to meet and maintain both at the time of closing and during the term of the Loan. Certain limitations (including restrictions on payments to affiliates and incurrence of additional indebtedness, see paragraph #26)will apply during any period in which the Tenant Target FCCR and/or CU Tenant Target FCCR levels are not met. An Event of Default will occur if the Tenant Default FCCR and/or CU Tenant Default FCCR levels are not met. In addition the Lease shall contain Tenant reporting requirements that the Secured Party shall determine in its sole discretion. For this purpose, all of the Tenant's Units leased from Borrower to Tenant and covered by a security agreement for benefit of Secured Party will be grouped together for purposes of calculating CU Tenant Target FCCR and CU Tenant Default FCCR. The Tenant financial covenants shall include, but are not limited to, providing certified financial statements (which may be unaudited)of Tenant within 20 days following the end of each fiscal quarter and providing monthly sales reports within 10 days of month's end. In addition, the Lease will include a covenant by the Tenant to expend each year an amount equal to 1.0% of sales of the Tenant for such year on capital expenditures relating to Units operated by the Tenant.

         23. GUARANTEE: The Principal will provide a guarantee of Borrower's obligations to Secured Party in form and substance satisfactory to Secured Party. The guarantee will provide that it

                               Exhibit 1, Page 11
shall be released (if no Event of Default or event which with the passage of time or the giving of notice, or both would constitute an Event of Default has occurred and is continuing)on the date that Borrower submits evidence to Secured Party in form and substance satisfactory to Secured Party that Borrower (x)has made and implemented the G&A adjustments set forth on Schedule 9 hereto and
(y)has completed two hundred fifty thousand ($250,000)in Capital Expenditure upgrades on Units identified on Schedule 5 or such other capital expenditures deemed acceptable to Secured Party in its discretion.

         24. SALE OF ASSETS: The Borrower and Tenant shall covenant that all funds generated from the sale of assets of the Tenant, will be used for general business purposes and not distributed by the Tenant.

         25. NEGATIVE PLEDGE COLLATERAL: The Secured Party shall receive a negative pledge agreement on the assets identified on SCHEDULE 6 and on
SCHEDULE 7. The Tenant will execute a Negative Pledge in form and substance to Secured Party in its sole discretion.

         26. ADDITIONAL INDEBTEDNESS RESTRICTION: The Borrower will covenant that it will not incur additional indebtedness. The Tenant will covenant that it Will not incur additional indebtedness if at such time of the contemplated borrowing, the Tenant FCCR and Tenant CU FCCR is less than the Tenant Target FCCR or CU Tenant Target FCCR or such additional borrowing would cause the Tenant FCCR and Tenant CU FCCR to fall below the Tenant Target FCCR CU Tenant Target FCCR. In addition to the foregoing, Tenant will covenant that it will not incur additional indebtedness except indebtedness in an amount up to $1,000,000, incurred for the purpose of and actually used for the capital expenditures Any amount greater than $1,000,000 will be subject to Secured Party's approval in its sole and absolute discretion.

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